                                                                    EXHIBIT 12.1


                              CHIEF AUTO PARTS INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              Dollars in thousands


                                                                     Successor                                Predecessor
                                                ---------------------------------------------------     -----------------------


                                                                                               Six Months
                                                             Years Ended                  ----------------------        Year
                                                -------------------------------------       Ended        Ended          Ended
                                                 Dec. 28,      Dec. 29,      Dec. 31,      Dec. 25,     June 26,       Dec. 26,
                                                  1997          1996          1995          1994          1994          1993
                                                  ----          ----          ----          ----          ----          ----

Net income (loss)                               $  2,860      $  1,104      $  9,479      $ (8,098)     $  1,417      $    226
Plus provision for income taxes                    1,935           359         5,500           537         1,383           370
                                                --------      --------      --------      --------      --------      --------
Income (loss) before income taxes                  4,795         1,463        14,979        (7,561)        2,800           596

Adjustments:
     Fixed charges, as below                      26,302        15,808        14,426         6,255         9,318        19,090
     Interest income, as below                      (104)         (140)         (142)          (22)          (11)          (43)
                                                --------      --------      --------      --------      --------      --------
Earnings (loss), as adjusted                    $ 30,993      $ 17,131      $ 29,263      $ (1,328)     $ 12,107      $ 19,643
                                                ========      ========      ========      ========      ========      ========

Fixed charges:
     Interest expense, net                      $ 15,357      $  6,203      $  6,009      $  2,533      $  5,807      $ 12,014
     Remove effect of interest income                104           140           142            22            11            43
     Portion of rent expense representative
          of interest factor (one-third)          10,841         9,465         8,275         3,700         3,500         7,033
                                                --------      --------      --------      --------      --------      --------
Total fixed charges                             $ 26,302      $ 15,808      $ 14,426      $  6,255      $  9,318      $ 19,090
                                                ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                  1.18          1.08          2.03          *             1.30          1.03
                                                ========      ========      ========      ========      ========      ========


* Earnings were insufficient to cover fixed charges and accordingly, such ratio is not presented.